Exhibit 99.1

FMC Corporation Announces Fourth Quarter 2010 Results

•	Fourth quarter 2010 earnings up 14 percent to $1.07 per diluted share before restructuring and other income and charges on revenue increase of 12 percent

•	Agricultural Products’ segment earnings up 32 percent; Specialty Chemicals’ segment earnings up 15 percent; Industrial Chemicals’ segment earnings down 13 percent

•	Full-year 2011 outlook for adjusted earnings of $5.35 to $5.75 per diluted share

PHILADELPHIA, February 7, 2011 – FMC Corporation (NYSE:FMC) today reported a net loss of $53.5 million, or $0.74 per diluted share, in the fourth quarter of 2010, versus net income of $62.1 million, or $0.85 per diluted share, in the fourth quarter of 2009. Net income in the current quarter included restructuring and other income and charges of $131.4 million after-tax, or charges of $1.81 per diluted share, primarily related to the shutdown of the phosphates business located in Huelva, Spain, versus restructuring and other income and charges of $6.8 million after-tax, or charges of $0.09 per diluted share, in the prior-year quarter. Excluding these items in both periods, the company earned $1.07 per diluted share in the current quarter, an increase of 14 percent versus $0.94 per diluted share in the prior-year quarter. Fourth quarter revenue of $810.5 million was 12 percent higher than $722.1 million in the prior year.

Pierre Brondeau, FMC president, chief executive officer and chairman, said, “Our fourth quarter results provided a strong finish to a record year for FMC. Agricultural Products realized higher sales in all major product lines and most key regions. Specialty Chemicals’ performance was driven by broad-based volume growth and operating cost reductions in lithium. Industrial Chemicals’ performance met expectations and is now strategically realigned and well positioned to deliver sustained higher margins, greater earnings stability and superior return on net assets.”

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Page 2/ FMC Corporation Announces Fourth Quarter 2010 Results

Revenue in Agricultural Products of $334.5 million increased 24 percent versus the prior-year quarter driven by higher sales in all major product lines and in most key markets. In Latin America, sales increased significantly driven by strong demand in key market segments, particularly cotton and sugarcane, as well as overall growth in planted acres. In Asia, sales gains were driven by continued strong demand and favorable weather conditions. As expected, sales in Europe declined as a result of the ongoing re-registration process for bifenthrin. In North America, sales increased due to better weather conditions than a year ago and higher late-season herbicide sales. Segment earnings of $62.0 million increased 32 percent versus the year-ago quarter, as a result of the sales growth and favorable product mix, partially offset by higher spending on growth initiatives.

Revenue in Specialty Chemicals was $205.1 million, up 6 percent versus the year-ago quarter as a result of a robust demand recovery in lithium and favorable commercial performance in BioPolymer, partially offset by reduced selling prices in lithium primaries. Segment earnings of $46.1 million increased 15 percent driven by higher sales, operating cost reductions in lithium and a favorable mix in BioPolymer’s food ingredients business, partially offset by higher raw material costs in BioPolymer.

Revenue in Industrial Chemicals of $273.1 million increased 5 percent from the year-ago quarter, driven by volume growth in soda ash, particularly for export, and across global peroxygens product lines, partially offset by the absence of sales from Foret’s sulfur derivatives business, which ceased operations in the second quarter last year. Segment earnings of $28.6 million declined 13 percent as expected, as the sales gain was more than offset by planned maintenance outages, including the successful completion of the boiler repair at our Wyoming soda ash facility early in the fourth quarter.

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Page 3/ FMC Corporation Announces Fourth Quarter 2010 Results

Corporate expense was $20.2 million as compared to $12.2 million in the prior-year quarter. Interest expense, net, was $10.3 million versus $7.3 million in the year-ago quarter. On December 31, 2010, gross consolidated debt was $637.9 million, and debt, net of cash, was $476.4 million. For the quarter, depreciation and amortization was $34.6 million and capital expenditures were $47.0 million.

Full-Year Results

Revenue was $3,116.3 million, an increase of 10 percent as compared with $2,826.2 million in the prior-year period. Net income was $172.5 million, a decrease of 25 percent as compared with $228.5 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $181.1 million, versus restructuring and other income and charges of $75.6 million in the prior-year period. Excluding these charges, the company earned $353.6 million in the current year, an increase of 16 percent versus $304.1 million in the prior year.

Revenue in Agricultural Products was $1,241.8 million, an increase of 18 percent versus the prior-year period, driven by strong market conditions in most regions, particularly Latin America, Asia and North America, and growth from new or recently introduced products. Segment earnings of $309.5 million increased 7 percent from a year ago, as the sales gains were partially offset by higher first-half inventory and distribution costs, increased selling and administrative expenses and higher spending on growth initiatives.

Revenue in Specialty Chemicals was $824.5 million, an increase of 10 percent above the prior-year period, led by a robust demand recovery in lithium and favorable commercial performance in BioPolymer. Segment earnings of $185.0 million increased 16 percent versus the year-earlier period as volume gains in lithium and favorable commercial performance in BioPolymer were partially offset by higher raw material costs.

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Revenue in Industrial Chemicals was $1,054.8 million, an increase of 3 percent versus the prior-year period, as volume gains across most businesses were largely offset by reduced selling prices and lower electricity sales stemming from the sale of a Spanish cogeneration facility in 2009. Segment earnings of $122.9 million increased 37 percent versus the year-earlier period, driven by the strong demand recovery and lower raw material and energy costs, particularly phosphate rock, which more than offset lower selling prices across the segment.

Corporate expense was $63.0 million as compared to $44.1 million in the year-earlier period. Interest expense, net, was $39.3 million versus $27.0 million in the prior-year period. For the period, depreciation and amortization was $133.6 million and capital expenditures were $142.3 million.

Outlook Adjusted for Pensions

Starting with our outlook for 2011, we will exclude from earnings before restructuring and other income and charges the impacts of the amortization of gains and losses on our accumulated benefit obligations and return on assets of our defined benefit pension plans and other post-employment benefits. In the future we will define this to be “adjusted earnings.”

Remaining in our adjusted earnings will be the current year expense of our benefit obligations under those plans. Had we adopted this definition in 2010 our full-year earnings per share, before restructuring and other income and expense, would have been 11 cents higher than reported, or $4.95. We are making this change as we believe that removing the impact of the amortizations provides a better understanding of the underlying profitability of our business and provides better period-over-period comparability. Further details on these changes, including the changes by quarter in 2010 are in our Non-GAAP disclosures on our website, www.fmc.com/investor relations.

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Outlook

Regarding the outlook for 2011, Brondeau said, “We plan to deliver another record year. For the full year 2011, we expect adjusted earnings of $5.35 to $5.75 per diluted share, a 12 percent increase above our adjusted 2010 earnings of $4.95 per diluted share. Our Agricultural Products segment expects to achieve its eighth straight year of record earnings, up in the high-single digits versus a year ago due to expected strong market conditions and growth in new and recently introduced products while increasing spending on growth initiatives. Specialty Chemicals’ segment earnings are projected to increase in the low teens reflecting higher sales across all businesses and continued productivity improvements. BioPolymer is expected to achieve its seventh straight year of record earnings driven by continued strong commercial performance, while lithium benefits from higher selling prices, favorable mix and operating cost reductions. In our Industrial Chemicals segment, we expect earnings to be up in the mid-twenties driven by higher selling prices and volume growth augmented by the benefit of cost reduction initiatives.

“For the first quarter of 2011, we expect adjusted earnings of $1.35 to $1.50 per diluted share. Agricultural Products’ segment earnings are expected to be level to the prior-year quarter, as the absence of bifenthrin volumes in Europe due to the ongoing re-registration process and higher spending on growth initiatives offset growth in other regions. Specialty Chemicals’ segment earnings are expected to be up in the low teens reflecting higher sales across all businesses and continued productivity improvements. In our Industrial Chemicals segment, we expect earnings to increase approximately 10 percent driven by volume growth and higher selling prices across its businesses.”

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Tuesday, February 8, 2011. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2011 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 4,800 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2009 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue	$810.5	$722.1	$3,116.3	$2,826.2
Costs of sales and services	546.1	502.4	2,065.6	1,943.6
Selling, general and administrative expenses	124.8	87.7	411.2	322.3
Research and development expenses	30.7	28.6	100.5	92.8
Restructuring and other charges (income)	116.2	47.9	151.9	132.8

Total costs and expenses	817.8	666.6	2,729.2	2,491.5

Income (loss) from operations	(7.3)	55.5	387.1	334.7
Equity in (earnings) loss of affiliates	(0.8)	0.1	(2.7)	(2.3)
Interest expense, net	10.3	7.3	39.3	27.0

Income (loss) from continuing operations before income taxes	(16.8)	48.1	350.5	310.0
Provision (benefit) for income taxes	25.2	(21.2)	132.0	53.0

Income (loss) from continuing operations	(42.0)	69.3	218.5	257.0
Discontinued operations, net of income taxes	(8.3)	(2.5)	(33.6)	(18.2)

Net income (loss)	$(50.3)	$66.8	$184.9	$238.8

Less: Net income attributable to noncontrolling interests	3.2	4.7	12.4	10.3

Net income (loss) attributable to FMC stockholders	$(53.5)	$62.1	$172.5	$228.5

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$(45.2)	$64.6	$206.1	$246.7
Discontinued operations, net of tax	(8.3)	(2.5)	(33.6)	(18.2)

Net income (loss)	$(53.5)	$62.1	$172.5	$228.5

Basic earnings (loss) per common share attributable to FMC stockholders:
Income (loss) from continuing operations	$(0.63)	$0.89	$2.84	$3.40
Discontinued operations	(0.11)	(0.03)	(0.46)	(0.25)

Basic earnings per common share	$(0.74)	$0.86	$2.38	$3.15

Average number of shares used in basic earnings per share computations	71.8	72.1	72.2	72.2

Diluted earnings (loss) per common share attributable to FMC stockholders:
Income (loss) from continuing operations	$(0.63)	$0.88	$2.82	$3.37
Discontinued operations	(0.11)	(0.03)	(0.46)	(0.25)

Diluted earnings per common share	$(0.74)	$0.85	$2.36	$3.12

Average number of shares used in diluted earnings per share computations	71.8	73.2	73.1	73.3

Other Data:
Capital expenditures	$47.0	$54.4	$142.3	$161.2
Depreciation and amortization expense	$34.6	$33.7	$133.6	$127.2

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue	$810.5	$722.1	$3,116.3	$2,826.2
Costs of sales and services	546.1	500.0	2,065.6	1,936.5
Selling, general and administrative expenses	117.5	87.7	403.9	322.3
Research and development expenses	30.7	28.6	100.5	92.8

Total costs and expenses	694.3	616.3	2,570.0	2,351.6
Income from operations	116.2	105.8	546.3	474.6
Equity in (earnings) loss of affiliates	(0.8)	0.1	(2.7)	(2.3)
Interest expense, net	10.3	7.3	39.3	27.0

Income from continuing operations before income taxes, excluding restructuring and other income and charges	106.7	98.4	509.7	449.9
Provision for income taxes	25.6	24.8	143.7	135.5

After-tax income from continuing operations, excluding restructuring and other income and charges	81.1	73.6	366.0	314.4

Less: Net income attributable to noncontrolling interests	3.2	4.7	12.4	10.3

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders*	$77.9	$68.9	$353.6	$304.1

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$1.08	$0.95	$4.87	$4.19

Average number of shares used in basic after-tax income per share computations	71.8	72.1	72.2	72.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$1.07	$0.94	$4.84	$4.15

Average number of shares used in diluted after-tax income per share computations	72.9	73.2	73.1	73.3

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to FMC stockholders (GAAP)	$(53.5)	$62.1	$172.5	$228.5
Discontinued operations, net of income taxes (a)	8.3	2.5	33.6	18.2
Restructuring and other (income) charges, net (b)	116.2	47.9	151.9	132.8
Purchase accounting inventory fair value impact and other related inventory adjustments (c)	—	2.4	—	7.1
Pension settlement charge (d)	7.3	—	7.3	—
Tax effect of restructuring and other (income) charges, purchase accounting inventory fair value impact and other related inventory adjustments and pension settlement charge	(38.3)	(17.2)	(50.4)	(38.8)
Tax adjustments (e)	37.9	(28.8)	38.7	(43.7)

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$77.9	$68.9	$353.6	$304.1

Diluted earnings per common share (GAAP)	$(0.74)	$0.85	$2.36	$3.12
Discontinued operations per diluted share	0.11	0.03	0.46	0.25
Restructuring and other (income) charges, net per diluted share, before tax	1.60	0.65	2.08	1.81
Purchase accounting inventory fair value impact and other related inventory adjustments per diluted share, before tax	—	0.03	—	0.10
Pension settlement charge per diluted share, before tax	0.10	—	0.10	—
Tax effect of restructuring and other (income) charges, purchase accounting inventory fair value impact and other related inventory adjustments and pension settlement charge per diluted share	(0.52)	(0.23)	(0.69)	(0.53)
Tax adjustments per diluted share	0.52	(0.39)	0.53	(0.60)

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$1.07	$0.94	$4.84	$4.15

Average number of shares used in diluted after-tax income from continuing operations per share computations	72.9	73.2	73.1	73.3

(a)	Discontinued operations for the three and twelve months ended December 31, 2010 and 2009, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.

(b)	2010

Restructuring and other charges (income) for the three months ended December 31, 2010, include charges from the restructuring activities associated with our Huelva, Spain facility, which is part of our Industrial Chemicals segment ($110.4 million), charges associated with our Alginates manufacturing operations in our Specialty Chemicals segment ($1.1 million), additional miscellaneous exit and disposal costs related to our Santa Clara, Mexico facility, which is part of our Industrial Chemicals segment ($0.1 million) and severance charges related to other restructuring activities in Agricultural Products, Industrial Chemicals and Specialty Chemical segment ($0.6 million, $2.4 million and $0.2 million, respectively). Offsetting these charges is income from the sale of land lease rights related to our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($3.7 million-gain). We also incurred charges associated with continuing environmental sites as a Corporate charge ($4.5 million). Remaining restructuring and other charges (income) for the three months ended December 31, 2010, include charges relating to the accrual of interest associated with a European Commission fine currently being appealed in our Industrial Chemicals segment ($0.6 million).

Restructuring and other charges (income) for the twelve months ended December 31, 2010, include charges from the restructuring activities associated with our Huelva, Spain facility ($110.4 million) and net charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility ($6.9 million), both of which are part of our Industrial Chemicals segment, the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($7.2 million) and primarily severance charges related to other restructuring activities in Agricultural Products, Industrial Chemicals and Specialty Chemical segment ($0.6 million, $4.0 million and $0.2 million, respectively). Offsetting these charges is the reversal of a previously recorded loss contingency as part of the restructuring at our Peroxygens facility in Santa Clara, Mexico, which is part of our Industrial Chemicals segment ($1.1 million-gain) and a reduction of previously recorded retirement obligations at our Bayport butyllithium facility which is part of our Specialty Chemicals segment ($1.0 million-gain). We also incurred charges associated with continuing environmental sites as a Corporate charge ($14.2 million). Remaining restructuring and other charges (income) for the twelve months ended December 31, 2010, include charges associated with certain rights acquired for an herbicide compound still under development in our Agricultural Products segment ($5.7 million), charges related to a legal settlement in our Industrial Chemicals segment ($1.5 million), charges relating to the accrual of interest associated with a European Commission fine currently being appealed in our Industrial Chemicals segment ($1.9 million) and other miscellaneous net charges of $1.4 million.

2009

Restructuring and other charges (income) for the three months ended December 31, 2009, include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility, which is part of our Industrial Chemicals segment ($7.8 million) and our Lithium metal production unit at our Bromborough, UK plant which is part of our Specialty Chemicals segment ($5.6 million). We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($3.4 million). Additionally, restructuring and other charges (income) for the three months ended December 31, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($1.4 million and $0.6 million, respectively) and charges associated with continuing environmental sites as a Corporate charge ($21.1 million). We also recorded approximately $3.3 million in connection with the resolution of a litigation matter in our Industrial Chemicals segment. Remaining restructuring and other charges (income) for the three months ended December 31, 2009, include $3.0 million of charges representing settlements with state authorities for property claims and $1.7 million of other charges primarily related to our Industrial Chemicals segment.

Restructuring and other charges (income) for the twelve months ended December 31, 2009, include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility ($25.8 million) and our Peroxygens facility in Santa Clara, Mexico ($6.7 million), both of which are part of our Industrial Chemicals segment, as well as our Bayport butyllithium facility ($7.5 million) and our Lithium metal production unit at our Bromborough, UK plant ($7.4 million), both of which are part of our Specialty Chemicals segment. We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($13.3 million) and continued charges related to the closure of our Baltimore agricultural chemicals facility ($1.8 million). Additionally, restructuring and other charges (income) for the year ended December 31,2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($11.0 million and $1.4 million, respectively), asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($2.6 million, $2.7 million and $1.1 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($2.0 million). We also recorded approximately $24.3 million in connection with the resolution of a litigation and a regulatory matter in our Industrial Chemicals segment. Remaining restructuring and other charges (income) for the year ended December 31, 2009, include $20.2 million of charges related to continuing environmental sites as a Corporate charge, recognition of a net deferred gain of $2.3 million associated with our Princeton facility as a result of exiting the leases, $5.6 million of charges representing settlements with state authorities for property claims and $1.7 million of other charges primarily representing adjustments related to previously recorded restructuring reserves.

(c)	Charges related to amortization of the inventory fair value step-up resulting from the application of purchase accounting associated with the third quarter 2008 acquisition in our Specialty Chemicals segment and the first quarter 2009 acquisition in our Agricultural Products segment. In 2009, we also recorded inventory adjustments related to the third quarter 2008 acquisition in our Specialty Chemicals segment and subsequent alginates business restructuring. On the condensed consolidated statements of operations these charges are included in “Costs of sales and services” for the three and twelve months ended December 31, 2009. No such event occurred in the three and twelve months ended December 31, 2010.

(d)	Amounts represent a settlement charge associated with the acceleration of previously deferred pension actuarial losses. The acceleration was triggered by a lump-sum payout to our former Chairman and CEO. On the consolidated statements of income, these charges are included in “Selling, general and administrative expenses” for the year ended December 31, 2010.

(e)	Tax adjustments for the three months ended December 31, 2010, are primarily a result of valuation allowances recorded against deferred tax assets in Spain, that arose principally from the Huelva shutdown. Tax adjustments for the twelve months ended December 31, 2010, are primarily the result of the tax adjustments noted for the three month ended December 31, 2010, as well as a charge associated with a change in the tax treatment of the Medicare Part D subsidy which was enacted as part of the recent U.S. health care reform legislation. This charge was partially offset by a reduction in our liability for unrecognized tax benefits due to settlements of audits and expiration of statute of limitations. Tax adjustments for the three months ended December 31, 2009, are primarily the result of the reversal of certain tax valuation allowances. Tax adjustments for the twelve months ended December 31, 2009, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of tax audits and the expiration of statutes of limitations as well as the reversal of certain tax valuation allowances.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue
Agricultural Products	$334.5	$269.5	$1,241.8	$1,051.6
Specialty Chemicals	205.1	194.2	824.5	753.1
Industrial Chemicals	273.1	260.1	1,054.8	1,026.7
Eliminations	(2.2)	(1.7)	(4.8)	(5.2)

Total	$810.5	$722.1	$3,116.3	$2,826.2

Income from continuing operations before income taxes
Agricultural Products	$62.0	$46.8	$309.5	$289.0
Specialty Chemicals	46.1	40.1	185.0	159.6
Industrial Chemicals	28.6	32.7	122.9	89.7
Eliminations	—	—	0.2	(0.1)

Segment operating profit	136.7	119.6	617.6	538.2
Corporate	(20.2)	(12.2)	(63.0)	(44.1)
Other income (expense), net	(2.7)	(6.4)	(18.0)	(27.5)

Operating profit from continuing operations before items noted below:	113.8	101.0	536.6	466.6
Restructuring and other income (charges), net (a)	(116.2)	(47.9)	(151.9)	(132.8)
Interest expense, net	(10.3)	(7.3)	(39.3)	(27.0)
Purchase accounting inventory fair value impact and other related inventory adjustments (b)	—	(2.4)	—	(7.1)
Pension settlement charge (c)	(7.3)	—	(7.3)	—
(Provision) benefit for income taxes	(25.2)	21.2	(132.0)	(53.0)
Discontinued operations, net of income taxes	(8.3)	(2.5)	(33.6)	(18.2)

Net income (loss) attributable to FMC stockholders	$(53.5)	$62.1	$172.5	$228.5

(a)	Amounts for the three months ended December 31, 2010, related to Agricultural Products ($0.6 million), Specialty Chemicals ($1.3 million), Industrial Chemicals ($109.8 million) and Corporate ($4.5 million). Amounts for the three months ended December 31, 2009, related to Industrial Chemicals ($13.7 million), Specialty Chemicals ($9.7 million) and Corporate ($24.5 million).

Amounts for the twelve months ended December 31, 2010, related to Agricultural Products ($7.3 million), Specialty Chemicals ($6.7 million), Industrial Chemicals ($124.6 million) and Corporate ($13.3 million).

Amounts for the twelve months ended December 31, 2009, related to Agricultural Products ($6.1 million), Industrial Chemicals ($71.8 million), Specialty Chemicals ($31.0 million) and Corporate ($23.9 million).

(b)	See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(c)	See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$161.5	$76.6
Trade receivables, net	852.9	749.6
Inventories	347.8	350.5
Other current assets	175.3	138.0
Deferred income taxes	108.7	173.0

Total current assets	1,646.2	1,487.7
Property, plant and equipment, net	918.5	964.5
Goodwill	194.4	209.5
Deferred income taxes	314.7	240.7
Other long-term assets	246.1	233.8

Total assets	$3,319.9	$3,136.2

Short-term debt	$18.5	$33.4
Current portion of long-term debt	116.4	22.5
Accounts payable, trade and other	389.3	290.5
Guarantees of vendor financing	24.1	49.5
Accrued pensions and other post-retirement benefits, current	9.5	9.4
Other current liabilities	405.6	303.9

Total current liabilities	963.4	709.2
Long-term debt	503.0	588.0
Long-term liabilities	664.3	705.9
Equity	1,189.2	1,133.1

Total liabilities and equity	$3,319.9	$3,136.2

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2010	2009
Cash provided (required) by operating activities	$399.7	$343.5

Cash provided (required) by operating activities of discontinued operations	(45.2)	(42.0)

Cash provided (required) by investing activities:
Capital expenditures	(142.3)	(161.2)
Other investing activities	(11.7)	(39.5)

	(154.0)	(200.7)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	—	(369.2)
Increase (decrease) in short-term debt	(14.9)	(5.1)
Financing fees	—	(2.6)
Repayments of long-term debt	(26.0)	(3.5)
Proceeds from borrowings of long-term debt	35.0	379.1
Distributions to noncontrolling interests	(11.0)	(13.4)
Other financing activities	—	(0.4)
Dividends paid	(36.4)	(36.3)
Repurchases of common stock	(137.7)	(36.6)
Issuances of common stock, net	18.1	10.2
Excess tax benefits from share-based compensation	56.3	—

	(116.6)	(77.8)

Effect of exchange rate changes on cash	1.0	1.2

Increase (decrease) in cash and cash equivalents	84.9	24.2
Cash and cash equivalents, beginning of year	76.6	52.4

Cash and cash equivalents, end of period	$161.5	$76.6